Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-211697 on Form S-8 and No. 333-206396 on Form S-3 of our report dated March 31, 2017, relating to the consolidated financial statements of Cerulean Pharma Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) appearing in this Amendment No. 2 to the Annual Report on Form 10-K of Cerulean Pharma Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 13, 2017